Exhibit 99.1

FOR IMMEDIATE RELEASE

STRATEGIC COLLABORATION TO DRIVE SIMPAS PRECISION APPLICATION TECHNOLOGY

Newport Beach, CA – August 21, 2017 – American Vanguard Corporation (NYSE:AVD), today announced that its wholly owned subsidiary AMVAC Chemical Corporation has signed a non-binding Memorandum of Understanding with Trimble Inc. The two companies are working toward a definitive agreement which will grant Trimble Inc. global distribution rights for the patent-pending SIMPAS™ prescriptive application equipment system developed by AMVAC. The two companies expect to complete the SIMPAS distribution agreement by the end of 2017.

The Smart Integrated Multi-Product Prescription Application System (SIMPAS) is a multi-product variable rate system that can be controlled by a Trimble display to automate and vary up to three inputs across a field. SIMPAS application equipment makes it easy to prescriptively apply multiple, in-furrow dry and/or liquid products (insecticides, nematicides, fungicides, nutritionals and/or biologicals) while planting, enabling farmers to apply the right product, at the right time, at the right place, at the right rate.

Under the future distribution agreement, Trimble’s Vantage distribution network will enable the easy installation and servicing of the SIMPAS technology throughout North America and across other global markets. Through the use of Trimble application control and software integration, farmers will experience SIMPAS compatibility with a wide range of precision agricultural equipment.

Bob Trogele, chief operating officer of AMVAC commented: “Combining the low-dose-rate accuracy of the AMVAC-designed SIMPAS application equipment with the strengths of Trimble’s precision guidance controls and farm management solutions is the first step toward optimum stewardship of in-furrow applied crop inputs. Delivering SIMPAS equipment and connectivity to farmers through the same network of Trimble Vantage distributors that support the existing fleet of Trimble agricultural equipment, ensures each SIMPAS system will be backed by people whose primary mission every day is to make precision technologies work at the local farm level.”

Darryl Matthews, Trimble senior vice president commented: “The farmer will be able to control and manage multiple inputs across his field from the convenience of his cab with the SIMPAS application equipment and a Trimble display. Making sure SIMPAS as-applied data is easily integrated into the Trimble Ag Software platform closes the loop to ensure farmers and their trusted advisors can easily access, share, and analyze the data that’s created when products are applied using SIMPAS equipment.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

About Trimble’s Agriculture Division

Trimble’s Agriculture Division provides solutions that solve complex technology challenges across the entire agricultural supply chain. The solutions enable farmers and advisors to allocate scarce resources to produce a safe, reliable food supply in a profitable and environmentally sustainable manner. Covering all seasons, crops, terrains and farm sizes, Trimble solutions can be used on most equipment on the farm, regardless of manufacturer. To enable better decision making, Trimble offers technology integration that allows farmers to collect, share, and manage information across their farm, while providing improved operating efficiencies in the agricultural value chain. Trimble solutions include guidance and steering, agronomy coaching, desktop and cloud-based data management, flow and application control, water management, harvest solutions and correction services. For more information on Trimble Agriculture, visit: www.trimble.com/agriculture.

Contact Information
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	Lena Cati
(949) 260-1200	(212) 836-9611 / Lcati@equityny.com
williamk@amvac-chemical.com	www.theequitygroup.com